PROSPECTOR FUNDS, INC.

INVESTMENT ADVISORY AGREEMENT

AGREEMENT made as of the 19th day of September, 2007, by and between PROSPECTOR FUNDS, INC., a Maryland corporation, with its principal office and place of business at 370 Church Street, Guilford, Connecticut 06437 (the “Fund”), including any series thereof as set forth on Schedule A (each, a "Series" and collectively, the "Series") and Prospector Partners Asset Management, LLC, a Delaware limited liability company, with its principal office and place of business at 370 Church Street, Guilford, Connecticut 06437 (the “Adviser”).

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, management investment company and may issue its shares of beneficial interest, $0.001 par value (the “Shares”); and

WHEREAS, each Series desires that the Adviser perform investment advisory services for such Series, and the Adviser is willing to provide those services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Fund and the Adviser hereby agree as follows:

SECTION 1.  APPOINTMENT; DELIVERY OF DOCUMENTS

(a)           Each Series hereby employs the Adviser, subject to the direction and control of the board of directors of the Fund (the “Board”), to manage the investment and reinvestment of the assets in such Series and, without limiting the generality of the foregoing, to provide other services as specified herein.  The Adviser accepts this employment and agrees to render its services for the compensation set forth herein.

(b)           In connection therewith, the Fund has delivered to the Adviser copies of: (i) the Fund’s Articles of Incorporation and By-Laws, each as amended from time to time (the “Organizational Documents”); (ii) the Fund’s Registration Statement and all amendments thereto filed with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the 1940 Act (the “Registration Statement”); (iii) the Fund’s current Prospectuses and Statements of Additional Information (collectively, as currently in effect and as amended or supplemented, the “Prospectus”); and (iv) all procedures adopted by the Fund, and shall promptly furnish the Adviser with all amendments of or supplements to the foregoing.  The Fund shall deliver to the Adviser any other documents, materials or information that the Adviser shall reasonably request to enable it to perform its duties pursuant to this Agreement.

(c)           The Adviser has delivered, or will deliver to the Fund a copy of its code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act (the “Code”).  The Adviser shall promptly furnish the Fund with all amendments of or supplements to the foregoing at least annually.

SECTION 2.  DUTIES OF THE FUND

In order for the Adviser to perform the services required by this Agreement, the Fund: (i) shall cause all service providers to the Fund to furnish information to the Adviser and to assist the Adviser as may be required; and (ii) shall ensure that the Adviser has reasonable access to all records and documents maintained by the Fund or any service provider to the Fund.

SECTION 3.  DUTIES OF THE ADVISER

 (a)          The Adviser will make decisions with respect to all purchases and sales of securities and other investment assets for the Series.  To carry out such decisions, the Adviser is hereby authorized, as agent and attorney-in-fact for each Series, for the account of, at the risk of and in the name of each Series, to place orders and issue instructions with respect to those transactions.  In all purchases, sales and other transactions in securities and other investments for the Series, the Adviser is authorized to exercise full discretion and act for each Series in the same manner and with the same force and effect as the Series might or could do with respect to such purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions.

Consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended, the Adviser may allocate brokerage on behalf of the Series to broker-dealers who provide research services.  The Adviser may aggregate sales and purchase orders of the assets of the Series with similar orders being made simultaneously for other accounts advised by the Adviser or its affiliates.  Whenever the Adviser simultaneously places orders to purchase or sell the same asset on behalf of the Series and one or more other accounts advised by the Adviser, the orders will be allocated as to price and amount among all such accounts in a manner believed to be equitable over time to each account.

(b)           The Adviser will report to the Board at each meeting thereof as requested by the Board all material changes in the Fund since the prior report, and will also keep the Board informed of important developments affecting the Fund and the Adviser, and on its own initiative, will furnish the Board from time to time with such information as the Adviser may believe appropriate for this purpose, whether concerning the individual companies whose securities are included in the Series’ holdings, the industries in which they engage, the economic, social or political conditions prevailing in each country in which the Series maintain investments, or otherwise.  The Adviser will also furnish the Board with such statistical and analytical information with respect to investments of the Series as the Adviser may believe appropriate or as the Board reasonably may request.  In making purchases and sales of securities and other investment assets for the Series, the Adviser will bear in mind the policies set from time to time by the Board as well as the limitations imposed by the Fund’s Organizational Documents and Registration Statement, the limitations in the 1940 Act, the Securities Act, the Internal Revenue Code of 1986, as amended, and other applicable laws and the investment objectives, policies and restrictions of the Series.

(c)           The Adviser will from time to time employ or associate with such persons as the Adviser believes to be particularly fitted to assist in the execution of the Adviser’s duties hereunder, the cost of performance of such duties to be borne and paid by the Adviser.  No obligation may be incurred on the Fund’s behalf in any such respect.

(d)           The Adviser will report to the Board all material matters related to the Adviser.  On an annual basis, the Adviser shall report on its compliance with its Code to the Board and upon the written request of the Fund, the Adviser shall permit the Fund, or its representatives to examine the reports required to be made to the Adviser under the Code.  The Adviser will notify the Fund of any change of control of the Adviser and any changes in the key personnel who are either the portfolio manager(s) of the Series or senior management of the Adviser, in each case prior to or promptly after such change.

(e)           The Adviser will maintain records relating to its portfolio transactions and placing and allocation of brokerage orders as are required to be maintained by the Fund under the 1940 Act.  The Adviser shall prepare and maintain, or cause to be prepared and maintained, in such form, for such periods and in such locations as may be required by applicable law, all documents and records relating to the services provided by the Adviser pursuant to this Agreement required to be prepared and maintained by the Adviser or the Fund pursuant to applicable law.  To the extent required by law, the books and records pertaining to the Fund which are in possession of the Adviser shall be the property of the Fund.  The Fund, or its representatives, shall have access to such books and records at all times during the Adviser's normal business hours.  Upon the reasonable request of the Fund, copies of any such books and records shall be provided promptly by the Adviser to the Fund or its representatives.

(f)           The Adviser will cooperate with the Fund’s independent public accountants and shall take reasonable action to make all necessary information available to those accountants for the performance of the accountants’ duties.

(g)           The Adviser will provide the Fund’s custodian and fund accountant on each business day with such information relating to all transactions concerning the Series’ assets as the custodian and fund accountant may reasonably require.  In accordance with procedures adopted by the Board, the Adviser is responsible for assisting in the fair valuation of all Series assets and will use its reasonable efforts to arrange for the provision of prices from parties who are not affiliated persons of the Adviser for each asset for which the fund accountant does not obtain prices in the ordinary course of business.

(h)   The Adviser shall authorize and permit any of its directors, officers and employees who may be duly elected as Directors or officers of the Fund to serve in the capacities in which they are elected.

(i)    Subject to written instructions from the Series, the Adviser is hereby appointed the Series’ agent and attorney-in-fact in its discretion to vote, convert or tender in an exchange or tender offer any securities in the Series’ portfolio, to execute proxies, waivers, consents and other instruments with respect to such securities, to endorse, transfer or deliver such securities and to participate in or consent to any plan of reorganization, merger, combination, consolidation, liquidation or similar plan with reference to such securities

SECTION 4.  COMPENSATION; EXPENSES

 (a)           In consideration of the foregoing, the Fund shall pay the Adviser, with respect to each Series, a fee at an annualized rate equal to a percentage of the aggregate average daily net assets of such Series as set forth in Schedule B attached hereto and made a part hereof.  Such fees shall be accrued by the Series daily and shall be payable monthly in arrears on the first day of each calendar month for services performed hereunder during the prior calendar month.  If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that calendar month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs.  Upon the termination of this Agreement, the Fund, on behalf of the Series shall pay to the Adviser such compensation as shall be payable prior to the effective date of termination.

(b)           The Fund shall be responsible for and assumes the obligation for payment of all of its expenses, including: (i) the fee payable under this Agreement; (ii) the fees payable to the administrator under an agreement between the administrator and the Fund; (iii) expenses of issue, repurchase and redemption of Shares; (iv) interest charges, taxes and brokerage fees and commissions; (v) premiums of insurance for the Fund, its Directors and officers, and fidelity bond premiums; (vi) fees and expenses of third parties, including the Fund’s independent public accountant, custodian, transfer agent, dividend disbursing agent and fund accountant; (vii) fees of pricing, interest, dividend, credit and other reporting services; (viii) costs of membership in trade associations; (ix) telecommunications expenses; (x) funds’ transmission expenses; (xi) auditing, legal and compliance expenses; (xii) costs of forming the Fund and maintaining its existence; (xiii) costs of preparing, filing and printing the Fund’s Prospectuses, subscription application forms and shareholder reports and other communications and delivering them to existing shareholders, whether of record or beneficial; (xiv) expenses of meetings of shareholders and proxy solicitations therefor; (xv) costs of maintaining books of original entry for portfolio and fund accounting and other required books and accounts, of calculating the net asset value of Shares and of preparing tax returns; (xvi) costs of reproduction, stationery, supplies and postage; (xvii) fees and expenses of the Fund’s Directors and officers; (xviii) the costs of personnel (who may be employees of the Adviser, an administrator or their respective affiliated persons) performing services for the Fund; (xix) costs of Board, Board committee, shareholder and other corporate meetings; (xx) SEC registration fees and related expenses; (xxi) state, territory or foreign securities laws registration fees and related expenses; and (xxii) all fees and expenses paid by the Fund in accordance with any distribution or service plan or agreement related to similar matters.

SECTION 5.  STANDARD OF CARE

(a)           The Fund shall expect of the Adviser, and the Adviser will give the Fund the benefit of, the Adviser’s best judgment and efforts in rendering its services to the Series.  The Adviser shall not be liable hereunder for mistake of judgment or mistake of law or in any event whatsoever, except for lack of good faith, provided that nothing herein shall be deemed to protect, or purport to protect, the Adviser against any liability to the Fund, including the Series or to the Fund’s shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties hereunder, or by reason of the Adviser’s reckless disregard of its obligations and duties hereunder.

(b)           The Adviser shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties (other than those related to the Adviser’s employees), fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

SECTION 6.  EFFECTIVENESS, DURATION AND TERMINATION

(a)           This Agreement shall become effective on the date above after approval by (1) a majority of the outstanding voting securities of the Fund and (2) a majority of the Board who are not interested parties of the Fund and (3) after the Fund is declared effective by the SEC.

(b)           This Agreement shall remain in effect for a period of two years from the date of its effectiveness and shall continue in effect for successive annual periods; provided that such continuance is specifically approved at least annually: (i) by the Board or by the vote of a majority of the outstanding voting securities of the Fund, and, in either case; (ii) by a majority of the Fund’s Directors who are not parties to this Agreement or interested persons of any such party (other than as Directors of the Fund); provided further, however, that if the continuation of this Agreement is not approved, the Adviser may continue to render the services described herein in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.

(c)           This Agreement may be terminated at any time, without the payment of any penalty: (i) by the Board or by a vote of a majority of the outstanding voting securities of the Fund on 60 days’ written notice to the Adviser; or (ii) by the Adviser upon 60 days’ written notice to the Fund.  This Agreement shall terminate immediately upon its assignment.

SECTION 7.  ACTIVITIES OF THE ADVISER

Except to the extent necessary to perform its obligations hereunder, nothing herein shall be deemed to limit or restrict the Adviser’s right, or the right of any of the Adviser’s directors, officers or employees to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.  It is understood that the Adviser acts as investment adviser to other clients and may give advice and take action with respect to such clients that differs from the advice given or the action taken with respect to the Series.  The Adviser may give advice and take action with respect to any of the other client account it manages, or for its own account, that may differ from action taken by the Adviser on behalf of a Series.  Similarly, with respect to the Series, the Adviser is not obligated to recommend, buy or sell, or to refrain from recommending, buying or selling any security that the Adviser and access persons, as defined by applicable federal securities laws, may buy or sell for its or their own account or for other client accounts.  The Adviser is not obligated to refrain from investing in securities held by a Series or other client accounts it manages.

Notwithstanding the foregoing, the Adviser has adopted a code of ethics, as required by federal securities laws.  Under the code of ethics, employees who are designated as access persons may engage in personal securities transactions, but are restricted from purchasing securities that are being considered for the Series or that are currently held by the Series.  The personal securities transactions of access persons of the Series and the Adviser will be governed by the code of ethics.

SECTION 8.  REPRESENTATIONS OF ADVISER.

The Adviser represents and warrants that: (i) it is either registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”) (and will continue to be so registered for so long as this Agreement remains in effect) or exempt from registration under the Advisers Act; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; and (iv) will promptly notify the Fund of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

SECTION 10.  LIMITATION OF SHAREHOLDER AND DIRECTOR LIABILITY

The Directors of the Fund and the shareholders of the Fund shall not be liable for any obligations of the Fund under this Agreement, and the Adviser agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Fund to which the Adviser’s rights or claims relate in settlement of such rights or claims, and not to the Directors or shareholders of the Fund.

SECTION 11.  RIGHTS TO NAME

If the Adviser ceases to act as investment adviser to the Fund or the Series whose name includes the term “Prospector” (the “Mark”) or if the Adviser requests in writing, the Fund and/or the Series shall take prompt action to change the name of the Fund and/or Series to a name that does not include the Mark.  The Adviser may from time to time make available without charge to the Fund or Series for the Fund’s or Series’ use any marks or symbols owned by the Adviser, including marks or symbols containing the Mark or any variation thereof, as the Adviser deems appropriate.  Upon the Adviser’s request in writing, the Fund and/or Series shall cease to use any such mark or symbol at any time.  The Fund, including the Series acknowledges that any rights in or to the Mark and any such marks or symbols which may exist on the date of this Agreement or arise hereafter are, and under any and all circumstances shall continue to be, the sole property of the Adviser.  The Adviser may permit other parties, including other investment companies, to use the Mark in their names without the consent of the Fund.  The Fund, including each Series shall not use the Mark in conducting any business other than that of an investment company registered under the 1940 Act without the permission of the Adviser.

SECTION 12.  MISCELLANEOUS

(a)           No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto and, if required by the 1940 Act, by a vote of a majority of the outstanding voting securities of the Fund.

(b)           Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement.

(c)           This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement between those parties with respect to the subject matter hereof, whether oral or written.

(d)           This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(e)           If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

(f)           Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(g)           Notices, requests, instructions and communications received by the parties at their respective principal places of business, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

(h)           No affiliated person, employee, agent, director, officer or manager of the Adviser shall be liable at law or in equity for the Adviser’s obligations under this Agreement.

(i)           The terms “vote of a majority of the outstanding voting securities”, “interested person”, “affiliated person,” “control” and “assignment” shall have the meanings ascribed thereto in the 1940 Act.

(j)           Each of the undersigned warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof and each party hereto warrants and represents that this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the party, enforceable against the party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

(k)           To the extent that the interpretation or effect of this Agreement shall depend on state law, this Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

PROSPECTOR FUNDS, INC.

By:/s/ Peter N. Perugini, Jr.
Name: Peter N. Perugini, Jr.
Title Treasurer

PROSPECTOR PARTNERS ASSET MANAGEMENT, LLC

By: /s/ John D. Gillespie
Name: John D. Gillespie
Title: Managing Member

Schedule A
PROSPECTOR FUNDS, INC.

The Series

Prospector Capital Appreciation Fund
Prospector Opportunity Fund

Schedule B

Appendix 1

PROSPECTOR FUNDS, INC.

Compensation:

The Prospector Capital Appreciation Fund will pay the Adviser a fee at an annualized rate equal to 1.1% of the aggregate average daily net assets of the Series

…..

Schedule A

Appendix 2

PROSPECTOR FUNDS, INC.

Compensation:

The Prospector Opportunity Fund will pay the Adviser a fee at an annualized rate equal to 1.1% of the aggregate average daily net assets of the Series

…..

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